Exhibit 4.2

DSC Holdings Ltd. (the " Company ") (Registration Number 379230 ) Number Class A Ordinary Shares - - Incorporated under the laws of the Cayman Islands Share capital is USD200,000 divided into (i) 1,400,000,000 Class A Ordinary Shares of par value of US$0.0001 each; (ii) 400,000,000 Class B Ordinary Shares of par value of US$0.0001 each; and (iii) 200,000,000 Shares of par value of US$0.0001 each Class A Ordinary THIS IS TO CERTIFY THAT is the registered holder of Shares in the above - named Company subject to the Memorandum and Articles of Association thereof. EXECUTED on behalf of the said Company on the day of by: DIRECTOR